UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No.     )*
                                             -----

                        NATUS MEDICAL INCORPORATED (BABY)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    639050103
                         ------------------------------
                                 (CUSIP Number)

     David Nierenberg, The D3 Family Fund, 19605 NE 8th St., Camas, WA  98607
                                360-604-8600
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)


                                     2/28/02
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 14

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 639050103                                                Page 2 of 14

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Fund, L.P.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington State
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              857,400  (5.4%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              857,400  (5.4%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      929,968
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.9%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                 SCHEDULE 13D/A
                                 --------------

CUSIP No. 639050103                                                Page 3 of 14

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Haredale, Ltd.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Bahamas
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              22,600 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              22,600 (0.1%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      929,968 shares

      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.9%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 639050103                                                Page 4 of 14

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James Henry Hildebrandt
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              10,700 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              10,700 (0.1%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      929,968
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.9%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 639050103                                                Page 5 of 14

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Toxford Corporation
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Channel Islands
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              6,300 (0.0%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              6,300 (0.0%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      929,968
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.9%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                   SCHEDULE 13D

CUSIP No. 639050103                                                Page 6 of 14

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David Nierenberg
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      OO   (Distribution from venture capital partnership.)
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              2,111 (0.0%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              2,111 (0.0%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      929,968
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.9%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 639050103                                                Page 7 of 14

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The David and Patricia Nierenberg 1993 Irrevocable Trust,
      June 11, 1993, Lawrence K. Orr, Trustee
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              30,857 (0.2%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              30,857 (0.2%)
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      929,968
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.9%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      OO  (Irrevocable trust)
      --------------------------------------------------------------------------

                                                                  Page 8 of 14
Item 1.  Security and Issuer

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

Item 2.  Identity and Background

         The D3 Family Fund, L.P., a Washington State partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings.

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested in BABY shares purchased by the partnership is $3,929,215.

Item 4.  Purpose of Transaction

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 owns, and has sole voting and dispositive power over, 857,400 BABY shares. In addition, 22,600 BABY shares are owned by Haredale; 10,700 by Hildebrandt; 6,300 by Toxford; 2,111 by Mr. Nierenberg personally; and 30,857 by an irrevocable trust for his children. Aggregate ownership is 929,968 (5.9%).

         (c) D3's transactions in the last 60 days were the following transactions:
                              No. of shares           Average
                Date          purchased                price
               -------        -----------           ------------
               2/12               2,700                4.05
               2/13             105,200                4.24
               2/14              10,700                4.39
               2/19              40,000                4.53
               2/20               6,900                4.58
               2/22              15,000                4.78
               2/25              77,000                4.83
               2/26             121,800                4.83
               2/27              36,000                4.64
               2/28             420,000                4.55
               3/4               22,100                4.55

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

               N/A

Item 7.  Material to be Filed as Exhibits

               N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     3/7/02                                /s/DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              Of The D3 Family Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

Item 2.  Identity and Background

         (a)  Haredale Ltd., a Bahamian corporation.
         (b)  P.O. Box N-4465, Nassau, New Providence, The Bahamas.
         (c)  Haredale is in the investment business at the address above.
         (d)  None
         (e)  None
         (f)  The Bahamas.

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is Haredale working capital. Haredale has invested $104,501 in shares of BABY.

Item 4.  Purpose of Transaction

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 22,600 shares.

         (c)    Transactions in last 60 days:

                              No. of shares           Average
                Date          purchased                price
               -------        -----------           ------------
               2/19              14,800                4.53
               2/25               3,000                4.84
               2/26               3,200                4.84
               2/27               1,600                4.66

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Haredale pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its account.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     3/7/02                                 /s/DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Haredale, Ltd.

Item 1.  Security and Issuer

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

Item 2.  Identity and Background

         (a)  James Henry Hildebrandt a Canadian citizen resident in Hong Kong.

         (b) c/o Bain & Company, Tenth Floor, One Pacific Place, 88 Queensway, Hong Kong.

         (c)  Mr. Hildebrandt is a management consultant.

         (d)  None

         (e)  None

         (f)  Canada

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is working capital. Mr. Hildebrandt has invested $50,867 in shares of BABY.

Item 4.  Purpose of Transaction

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 10,700 BABY shares.

         (c)    Transactions in the last 60 days:

                              No. of shares           Average
                Date          purchased                price
               -------        -----------           ------------
               2/21               6,000                4.71
               2/26               4,700                4.81

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Mr. Hildebrandt pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of his account.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     3/7/02                                 /s/DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              John Henry Hildebrandt

Item 1.  Security and Issuer

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

Item 2.  Identity and Background

         (a)  Toxford Corporation, a Channel Islands corporation.

         (b) P.O. Box 3048, St. Andrews House, Le Bordage, St. Peter Port, Guernsey, Channel Islands, British Isles.

         (c)  Toxford Corporation is in the investment business.

         (d)  None

         (e)  None

         (f)  Channel Islands, British Isles.

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is Toxford working capital. Toxford has invested $29,903 in shares of BABY.

Item 4.  Purpose of Transaction

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 6,300 BABY shares.

         (c)    Transactions in the last 60 days:

                              No. of shares           Average
                Date          purchased                price
               -------        -----------           ------------
               2/21               4,000                4.71
               2/26               2,300                4.81

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Toxford Corporation pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its account.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     3/7/02                                 /s/DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Toxford Corporation

Item 1.  Security and Issuer

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

Item 2.  Identity and Background

         (a)  David Nierenberg, a US citizen resident in Washington state.

         (b)  19605 N.E. 8th Street, Camas, Washington  98607

         (c)  Investment management.  Mr. Nierenberg is a general partner of D3.

         (d)  None

         (e)  None

         (f)  USA

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is a distribution of BABY shares from Trinity Ventures, a venture capital firm which invested in BABY when it was a private company.

Item 4.  Purpose of Transaction

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) Mr. Nierenberg owns, and has sole voting and dispositive power over, his 2,111 BABY shares.

         (c)    Transactions in the last 60 days:

                              No. of shares           Average
                Date          purchased                price
               -------        -----------           ------------
               1/15               1,056                 N/A
               2/27               1,055                 N/A

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     3/7/02                                 /s/DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg

Item 1.  Security and Issuer

         Common stock of Natus Medical Incorporated,
         1501 Industrial Road, San Carlos, CA 94070.

Item 2.  Identity and Background

         (a) The David and Patricia Nierenberg 1993 Irrevocable Trust, 6/11/93, Lawrence K. Orr, Trustee.

         (b) Lawrence K. Orr, General Partner, Trinity Ventures, 3000 Sand Hill Road, Bldg. 4, Suite 160, Menlo Park, CA 94025.

         (c) This is an irrevocable trust for the benefit of the Nierenberg children.

         (d)  None

         (e)  None

         (f)  A California trust.

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the Trust by its Trustors.


Item 4.  Purpose of Transaction

         The purpose of the share purchases is for investment. None of the other actions described in items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) The Tust owns, and Mr. Orr has sole voting and dispositive power over, its 30,857 BABY shares.

         (c)    Transactions in the last 60 days:

                None

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     3/7/02                                 /s/DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                            The Nierenberg Family 1993 Trust